March 2010 Blog

In this Blog I want to briefly update our TBI Trial and address our 8K filing this week regarding changes in the size and composition of our Board of Directors.

Our TBI trial is moving ahead as planned. This past week, the Israeli portion of the trial enrolled and treated the first patients in that country. I’ve said previously that we will not give updates every time a new patient enters the trial. However, I wanted to let you know that, while it took longer than we expected for all the details to be locked down, we have now enrolled 33% of the patients of the first cohort. We are now on schedule with the completion of the first phase of this trial. An investigator meeting has already been scheduled.

As was indicated in the 8K filing, we are reducing the size of our board from nine members to seven and doing so in two steps. The effective dates coincide with the resignation of two current board members: Dr. Bruce Spiess and Dr. Gerry Klein.

The first step, which was effective March 1, eliminated one board seat concurrent with the resignation of Dr. Spiess. I sincerely appreciate the time and service that Dr. Spiess put in on our board. Dr. Spiess conducted research at Virginia Commonwealth University on Oxycyte and the use of perfluorocarbons. Additional information on some of the research being conducted at VCU, through grants and cooperative agreements with the Department of Defense can be found by copying and pasting the following address into your internet browser:

http://www.fedspending.org/faads/faads.php?recipient_name=Virginia+Commonwealth+University&fiscal_year=2007&sortby=r&datype=T&reptype=r&database=faads&detail=4&submit=GO

There you will find information about projects such as Treatment of Arterial Gas Embolism with Oxycyte, and Mechanistic and Monitoring Studies in Experimental Decompression Sickness utilizing Novel Treatments with Perfluorocarbon Emulsions.

To join the company in a new position as our Chief Medical Officer, Dr. Klein submitted his resignation from the board effective May 30, 2010, which is the same date another board seat will be eliminated. Gerry’s resignation marks the beginning of a new role within the company. As CMO, he will take a more direct role in leading our efforts to bring our products to market.

I hope you will be enjoying the first days of spring after this brutal winter. We just enjoyed a perfect weekend here in the Research Triangle. I cannot wait until everything is back in full bloom. Spring will come. Thank you for your support and God bless.